EXHIBIT

                       (99) PRESS RELEASE

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                HARLEYSVILLE NATIONAL CORPORATION
                  Harleysville, PA  19438-0195
                         (215) 256-8851


FOR IMMEDIATE RELEASE
Contact:  Deb Takes, Executive Vice President
          (215) 256-8851, Ext. 232

          Vernon Hunsberger, Chief Financial Officer
          (215) 256-8851, Ext. 233

           HARLEYSVILLE NATIONAL CORPORATION ANNOUNCES
          AGREEMENT TO ACQUIRE FARMERS & MERCHANTS BANK

     HARLEYSVILLE, PA. (September 8, 1995). Harleysville National Corporation (NASDAQ:HNBC) announced today that it has reached a definitive agreement to acquire Farmers & Merchants Bank, a $65 million community bank based in Honesdale, Pennsylvania.

     Under the terms of the merger, accounted for as a pooling of interest, Farmers & Merchants shareholders will receive between
0.5915 and 0.6915 shares of Harleysville National Corporation Common Stock for each share of Farmers & Merchants Common Stock, based on the Closing Price of Harleysville National Corporation Common Stock on the Effective Date of the acquisition. The approximate deal value to Farmers & Merchants shareholders is $17.00 per share, an aggregate of $12 million, or 1.45 times their June 30, 1995 book value. Subject to regulatory and shareholder approvals, the transaction is expected to close in early 1996.

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Page 2 of 3                   HNC/Farmers & Merchants Acquisition

     Richard J. Shershenovich, president of Farmers & Merchants Bank, stated, "This acquisition represents a wonderful opportunity for our local community bank to align itself with the very successful consortium of community banks that Harleysville has put together. Our new affiliation will allow us to increase the array of financial products and services we can offer our customers."

     Walter E. Daller, Jr., president and chief executive officer, Harleysville National Corporation, stated, "We look forward to adding Farmers & Merchants Bank, a local financial institution to our corporate family. Though not in our immediate market area, Honesdale, as the County seat of Wayne County, and neighboring Pike County are projected to be among the fastest growing in the state. We view this partnership much the same as our Citizens National Bank ("CNB") acquisition in Lansford in 1991, i.e., Honesdale is our kind of community with lots of opportunity for growth and enhancement of shareholder value. When we acquired CNB, they were $37 million in assets. They are now $80 million and earning 1.66% return on assets."

     Upon completion of the acquisition, Farmers & Merchants' banking operations will be merged into those of the Citizens National Bank of Lansford, Lansford, Pa., a wholly owned subsidiary of Harleysville National Corporation. CNB has offices in Lansford and Summit Hill, and a new Lehighton office scheduled to open at the end of September 1995.

     Thom Oleksa, president and chief executive officer of Citizens National Bank, said that "Farmers & Merchants' excellent deposit mix, strong core deposits, and capital levels will make it an ideal partner for Citizens, where we have strong loan demand, strong earnings, and the desire to expand our community bank philosophy."

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Page 3 of 3                   HNC/Farmers & Merchants Acquisition

     Harleysville National Corporation has identified significant savings in operating expenses, as well as immediate revenue enhancements. Additionally, Farmers & Merchants' strong capital position can be leveraged to increase net interest income. Their anticipated resulting efficiency ratio will be more in line with the holding company's performance in this area, i.e., 53.06% as of June 30, 1995. The transaction is expected to be accretive to earnings within 18 months.

     In keeping with Harleysville and Citizens' philosophy of operations, Farmers & Merchants will retain their name, a regional board, and a strong local autonomy.

     Harleysville National Corporation is a bank holding company with total assets in excess of $800 million. Harleysville National's wholly owned subsidiaries are Harleysville National Bank and Trust Company, which operates 16 branch offices in Montgomery and Bucks Counties; Citizens National Bank of Lansford, which operates two offices in Carbon County, PA; and Security National Bank, which operates two offices in Pottstown, Montgomery County.

September 8, 1995